EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

DAG Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of DAG Media, Inc. on Forms S-8 (#333-82374 and #333-127424) of our report dated January 20, 2006, except for Note 10 as to which the date is February 6, 2006, on the consolidated financial statements of DAG Media, Inc. as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, appearing in the annual report on Form 10-KSB of DAG Media, Inc. for the year ended December 31, 2005.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

May 5, 2006